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                                                                     EXHIBIT 8.1

                               Proskauer Rose LLP
                                  1585 Broadway
                          New York, New York 10036-8299



October 12, 2000

iTurf Inc.
One Battery Park Plaza
New York, N.Y. 10004

Re:      FORM S-4 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Dear Sirs :

         We have acted as your counsel in connection with the acquisition by iTurf Inc. ("iTurf") of dELiA*s Inc. ("dELiA*s") through the merger of a wholly owned subsidiary of iTurf, iTurf Breakfast Corp. ("Breakfast"), into dELiA*s, with dELiA*s surviving, as reflected in the Agreement and Plan of Merger (the "Merger Agreement", and the merger contemplated thereby, the "Merger"), dated as of August 16, 2000, by and among iTurf, Breakfast and dELiA*s. In that connection, we have participated in the preparation of a Registration Statement on Form S-4 under the Securities Act of 1933, as amended, which contains a proxy statement (the "Proxy Statement") relating to the exchange of dELiA*s common stock for iTurf common stock in the Merger.

         We have examined the Merger Agreement, the Proxy Statement, the representation letter of iTurf (dated the date hereof) delivered to us for purposes of this opinion, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed (i) the Merger will be consummated in the manner contemplated in the Proxy Statement and in accordance with the Merger Agreement, (ii) the statements concerning the Merger set forth in the Proxy Statement are accurate and complete and (iii) the representations made to us by iTurf in the representation letter dated as of the date hereof are accurate and complete.

         Based upon the foregoing, it is our opinion that the descriptions of the Federal income tax consequences to iTurf, dELiA*s and the holders of outstanding shares of dELiA*s common stock who receive iTurf common stock in the Merger, contained in the Proxy Statement under the heading "SPECIAL FACTORS - - MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE

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MERGER", correctly set forth the material Federal income tax consequences for
iTurf, dELiA*s and such holders.

         We hereby consent to the filing of this opinion as an exhibit to iTurf's Registration Statement on Form S-4 and to the reference to this firm in the sections captioned "SPECIAL FACTORS - - MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER" and "LEGAL MATTERS" in the Proxy Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                        Very truly yours,


                                        Proskauer Rose LLP


                                        By: /s/ S.L. Warhaftig
                                            A Member of the Firm